Exhibit 10.13

ILLINOIS CASUALTY COMPANY (A MUTUAL INSURANCE COMPANY)

WORKERS’ COMPENSATION FIRST, SECOND, AND THIRD EXCESS OF LOSS

REINSURANCE CONTRACT

EFFECTIVE JANUARY 1, 2017

ATTACHMENTS

NUCLEAR INCIDENT EXCLUSION CLAUSES – LIABILITY – REINSURANCE – U.S.A.

EXHIBIT A – WORKERS’ COMPENSATION FIRST EXCESS OF LOSS REINSURANCE CONTRACT

EXHIBIT B – WORKERS’ COMPENSATION SECOND EXCESS OF LOSS REINSURANCE CONTRACT

EXHIBIT C – WORKERS’ COMPENSATION THIRD EXCESS OF LOSS REINSURANCE CONTRACT

C17-10017712-009
USN170000948/USN170000952/USN170002237	FINAL

ILLINOIS CASUALTY COMPANY (A MUTUAL INSURANCE COMPANY)

Rock Island, Illinois

Including any and/or all of the subsidiary or affiliate companies that are now or may hereafter come under the ownership, management, and/or control of the Company

(the “Company”)

WORKERS’ COMPENSATION FIRST, SECOND AND THIRD EXCESS OF LOSS

REINSURANCE CONTRACT

(the “Contract”)

EFFECTIVE JANUARY 1, 2017

ARTICLE 1

BUSINESS COVERED

A.	This Contract applies to all Policies, except as hereinafter excluded, written and classified by the Company as Workers’ Compensation, including Employer’s Liability, and in force at the inception of the term of this Contract or written with a Policy period (new or renewal) effective during the term of this Contract (“Business Covered”).

B.	The term “Policy(ies)”, whenever used herein, shall mean all binders, policies, contracts, certificates and other obligations, whether oral or written insurance or reinsurance that are the Business Covered.

C.	The reinsurance of all Business Covered hereunder shall be subject in all respects to the same risks, terms, clauses, conditions, interpretations, alterations, modifications, cancellations and waivers as the respective insurances (or reinsurances) of the Company’s Policies and the Reinsurer shall pay losses as may be paid thereon, subject to the liability of the Company and the terms and conditions of this Contract. The true intent of the parties to this Contract being that the Reinsurer shall follow the fortunes of the Company.

ARTICLE 2

COMMENCEMENT AND TERMINATION

A.	This Contract shall incept at 12:01 a.m., Central Standard Time, January 1, 2017, and shall remain in force until 12:01 a.m., Central Standard Time, January 1, 2018.

B.	At expiration of this Contract, the Reinsurer shall be released from liability for losses occurring, or claims made as applicable, after expiration of this Contract.

C.	However, upon notification to the Reinsurers by the Company within thirty (30) days of termination or expiration of this Contract, the Reinsurer shall remain liable for all Policies attaching during the term of this Contract, until the termination, expiration or renewal of such Policies, whichever occurs first, but in no event for any losses occurring with a date of loss more than twelve (12) months, plus odd time, not to exceed eighteen (18) months in all after each such termination or expiration of such Policies. The Company shall pay reinsurance premium for any run-off period in accordance with the Article entitled REINSURANCE PREMIUM.

D.	If the cut off option in Paragraph B. above is elected by the Company, the Reinsurer’s liability hereunder shall continue if the Company is required by statute, regulation or by order of any court or regulatory authority to continue coverage, until the earliest date on which the Company may cancel such Policy.

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ARTICLE 3

REINSURANCE COVERAGE

Part One – COVERAGE

See Exhibits “A”, “B” and “C” attached hereto.

Part Two – DEFINITION OF NET LOSS

A.	The term “Net Loss” shall mean the actual loss sustained by the Company, less any inuring reinsurance, on Business Covered including (i) sums paid in settlement of claims and suits and in satisfaction of judgments, (ii) all interest on awards and judgments including prejudgment interest when made part of a judgment, (iii) ninety percent (90%) of any Extra-Contractual Obligations, (iv) ninety percent (90%) of any Loss Excess of Policy Limits and (v) all Loss Adjustment Expenses incurred by the Company.

B.	“Loss Adjustment Expenses” shall mean: (i) claims related expenses sustained in connection with adjustment, including defense, settlement and litigation of specific claims and suits, satisfaction of judgments, resistance to or negotiations concerning a loss which shall include the expenses and the pro rata share of the salaries and the expenses of the Company’s employees temporarily assigned to the actual adjustment of specific claims and loss but shall not include any salaries of employees or normal overhead expenses of the Company; (ii) the allocated salaries and expenses of house counsel dedicated to the defense of claims (iii) Declaratory Judgment Expenses; (iv) all interest on verdicts, awards or judgments except when included in Net Loss; and (v) expenses sustained to obtain recoveries, salvages or other reimbursements, or to secure the reversal or reduction of a verdict, award or judgment.

C.	“Declaratory Judgment Expenses” shall mean legal expenses and costs incurred in connection with coverage questions regarding specific claims and legal actions, including declaratory judgment actions, connected thereto.

D.	All recoveries (including salvage and subrogation), payments and reversals or reductions of verdicts, awards or judgments whether recovered, received or obtained prior or subsequent to loss settlement under this Contract, including amounts recoverable under other reinsurance whether collected or not, shall be applied as if recovered, received or obtained prior to the aforesaid settlement and shall be deducted from the actual losses sustained to arrive at the amount of the Net Loss. Nothing in this Article shall be construed to mean losses are not recoverable until the final Net Loss to the Company has been ascertained.

ARTICLE 4

EXCLUSIONS

A.	This Contract shall not cover:

1.	All reinsurance assumed by the Company.

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2.	All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund, or other arrangement, howsoever denominated, established, or governed, that provides for any assessment of or payment or assumption by the Company of part of all of any claim, debt, charge, fee, or other obligation or any insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee, or other obligation in whole or in part;

3.	Pools, associations, and syndicates;

4.	Risks having maritime exposures or risks having exposure under the U.S. Longshore and Harbor Workers’ Compensation Act (USL&H), Jones Act and/or Federal Employers’ Liability Act (except that individual risks with USL&H payroll comprising less than ten percent (10%) of that individual risk’s total payroll will not be excluded hereunder);

5.	Loss caused directly or indirectly by war, whether or not declared, civil war, insurrection, rebellion, or revolution, or any act or condition incidental to any of the foregoing. This exclusion shall not apply to any Policy that contains a standard war exclusion;

6.	Aircraft owned, leased, or operated by an insured;

7.	Amusement Parks or devices and exhibitions including fireworks, carnival, or circuses;

8.	Manufacturing, production, and refining or petroleum and its products;

9.	Professional sports teams;

10.	Offshore drilling;

11.	Tunneling operations;

12.	Wrecking or demolition of buildings, structures, or vessels;

13.	The manufacturing, storage, or transportation of fireworks, ammunition, nitroglycerin, or other explosive devices;

14.	Actual or alleged liability whatsoever for any claim or claims in respect of loss or losses directly or indirectly arising out of, resulting from or in consequence of asbestos, in whatever form or quantity;

15.	Mining either above or below ground;

16.	Manufacturing of any pharmaceutical or chemicals;

17.	Caissons or coffer dam work, dams, dikes, locks or revetment construction;

18.	Employees of an insured classed as roofers under a Roofing class code;

19.	Assigned Risk plans;

20.	Railroad operations and construction;

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21.	Long Haul Trucking;

22.	Professional Employer Organizations or Employee Leasing;

23.	Temporary Employment Agencies;

24.	Losses from Acts of Terrorism resulting from the use of any biological, chemical, nuclear or radiological weapon(s);

25.	Coverage afforded by the Minnesota Workers’ Compensation Reinsurance Association;

26.	Operations involving nuclear fission/fusion or handling of radioactive material; and,

27.	Excess Workers’ Compensation coverage for self-insured entities excess of a self-insured retention.

B.	The following Exclusion Clauses are attached hereto and form part of this Contract:

1.	Nuclear Incident pursuant to the “Nuclear Incident Exclusion Clauses – Liability – Reinsurance – U.S.A.” attached hereto;

C.	Where the excluded class and/or operation constitutes an incidental part of an insured’s regular operations, the exclusions shall not apply. The Company shall be the sole judge of the meaning of the term “incidental” as used in this Contract.

D.	Policies or coverages excluded under the provisions of this Article (other than items 1, 2, 3, 5, 8, 10, 13, 14, 15, 19, 22, 23, 24, 26, and 27 of Paragraph A of this Article) which are inadvertently issued or issued in error or issued without the Company’s knowledge and consent shall be covered hereunder provided such Policies are cancelled or reinsured elsewhere as soon as possible upon the Company’s Home Office Underwriting Management becoming aware that they are excluded.

E.	Should any judicial entity having jurisdiction invalidate any exclusion in the Company’s Policy that is also the subject of one or more of the exclusions herein, then subject to the limits of this Contract, a loss for which the Company is liable because of such invalidation shall not be excluded hereunder.

F.	Where the Company is required by any regulatory authority to participate in residual market mechanisms including any assigned risk plan or similar mandatory coverage plan covering a class or operation otherwise excluded hereunder, the relevant exclusions shall not apply, provided that the Policy limits on Company’s Policies are no greater than the statutory minimum limits.

G.	With respect only to a Lloyd’s of London Syndicate participating as a Reinsurer on this Contract, notwithstanding Paragraphs C-F, no risk prohibited by the Committee at Lloyd’s such as life, financial, guaranty, and insolvency shall be covered within this Contract.

H.	No (re)insurer shall be deemed to provide cover and no (re)insurer shall be liable to pay any claim or provide any benefit hereunder to the extent that the provision of such cover, payment of such claim or provision of such benefit would be in violation of any trade or economic sanctions, laws or regulations applicable in the (re)insurer’s jurisdiction of domicile, or with which the (re) insurer is legally obligated to comply.

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ARTICLE 5

SPECIAL ACCEPTANCES

A.	From time to time the Company may request a special acceptance of reinsurance falling outside the scope of the provisions of this Contract. Within five (5) days of receipt of such a request, if accepted by the Reinsurers whose cumulative share of the liability under this Contract exceeds fifty percent (50%), then the Special Acceptance shall be approved for this Contract for all Reinsurers. Any reinsurance that is specially accepted by the Reinsurer shall be covered under this Contract and shall be subject to the terms hereof, except as such terms shall be modified by the special acceptance. If a Reinsurer fails to decline a special acceptance request within five (5) days, the Reinsurer will be deemed to have agreed to the special acceptance.

B.	In the event a reinsurer becomes a party to this Contract subsequent to one or more special acceptances hereunder, the new reinsurer shall automatically accept such special acceptance(s) as being covered hereunder. Further, if one or more Reinsurers under this Contract agreed to special acceptance(s) under the contract being replaced by this Contract, such special acceptance(s) shall be automatically covered hereunder with respect to the interests and liabilities of such Reinsurer.

ARTICLE 6

REINSURANCE PREMIUM

See Exhibits “A”, “B” and “C” attached hereto.

ARTICLE 7

DEFINITION OF LOSS OCCURRENCE

A.	The term “Loss Occurrence”, except as otherwise provided herein, shall mean any one accident, disaster, casualty or loss, or series of accidents, disasters, casualties or losses arising out of or following on one event, regardless of the number of interests insured or the number of policies responding. The Company shall be the sole judge of what constitutes one event.

B.	Notwithstanding the foregoing, as respects losses arising from Occupational Disease or Other Disease, regardless of the specific kind or class, suffered by employees of one or more employers, all such losses sustained by the Company from one event not exceeding seventy two (72) consecutive hours in duration shall, together with losses not classified as Occupational Disease or Other Disease, be deemed to be a single Loss Occurrence.

C.	As respects losses arising from Occupational Disease or Other Disease or Cumulative Trauma suffered by a single employee, and not covered under Paragraph B above, the date that the Loss Occurrence commences shall be determined as follows:

1.	If the case is compensable under the Workers’ Compensation Law, the date of the beginning of the disability for which compensation is payable.

2.	If the case is not compensable under the Workers’ Compensation Law, the date that disability due to said disease actually began.

3.	If the claim is made after employment has ceased, the date of cessation of such employment.

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D.	As respects losses arising from Occupational Disease or Other Disease or Cumulative Trauma of the same specific kind or class, suffered by multiple employees of the same employer, and not covered under Paragraphs B or C of this Article, all such losses sustained by the Company within a Policy year shall be aggregated and considered as constituting one Loss Occurrence hereunder and the inception date of the Policy year in which losses occur shall be deemed to be the date of the Loss Occurrence.

E.	“Occupational Disease or Other Disease” and “Cumulative Trauma” shall be defined by applicable state or federal statutes, regulations or case law.

ARTICLE 8

NET RETAINED LINE

A.	This Contract applies only to that portion of any Policy which the Company retains net for its own account, and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any Policy which the Company retains net for its own account shall be included.

B.	The amount of the Reinsurers’ liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other Reinsurers, whether specific or general, any amounts which may have become due from such Reinsurers, whether such inability arises from the insolvency of such other Reinsurers or otherwise.

C.	Inter-company reinsurance among the companies collectively called the “Company” shall be entirely disregarded for all purposes of this Contract.

ARTICLE 9

REPORTS, LOSS AND LOSS SETTLEMENTS

A.	The Company shall advise the Reinsurers promptly of all Loss Occurrences which, in the opinion of the Company, may result in a claim hereunder and of all subsequent developments thereto which, in the opinion of the Company, may materially affect the position of the Reinsurers, such advices to include any Loss Occurrence for which the Company has established a loss reserve in excess of fifty percent (50%) of the Company’s retention. Inadvertent omission or oversight in giving such notice shall in no way affect the liability of the Reinsurers. However, the Reinsurers shall be informed of such omission or oversight promptly upon its discovery.

B.	In addition, the following categories of losses shall be reported to the Reinsurer immediately, regardless of any questions of liability of the insured or coverage under the Policy:

1.	Fatalities

2.	Spinal cord injuries resulting partial or total paralysis of upper or lower extremities;

3.	Serious burns;

4.	Serious brain injuries resulting in impairment of physical functions;

5.	Amputations or permanent loss of use of upper or lower extremities;

6.	All other injuries likely to result in a permanent disability rating of fifty percent (50%) or more.

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C.	Should payment due from the Reinsurers exceed two hundred fifty thousand dollars ($250,000) as respects any one Net Loss, the Company may give the Reinsurers notice of payment made or its intention to make payment on a certain date. If the Company intends to pay the loss by a certain date and has submitted a reasonably satisfactory proof of loss or similar document, payment shall be due from the Reinsurers twenty four (24) hours prior to scheduled date of settlement, provided the Reinsurers have a period of ten (10) business days after receipt of said notice to dispatch the payment. Cash loss amounts specifically remitted by the Reinsurers as set forth herein shall be credited to their next statement of account.

D.	If the above reasonable evidence is insufficient and not in accordance with this Article, within that ten (10) day period, the Reinsurer shall advise the Company of any failure to comply with this Article with particularity. The Company shall respond promptly to such identified deficiency and provide the Reinsurer with any response necessary to remedy the deficiency. Upon receipt of the Company’s response, the Reinsurer shall promptly pay the amount due.

E.	The Company shall have the right to settle all claims under its Policies. All loss settlements made by the Company whether under strict Policy conditions or by way of compromise, that are Business Covered and that are not an Ex-gratia Settlement shall be final and binding subject to the terms and conditions of this Contract. The Reinsurer shall be subject to the liability of the Company to the extent provided in this Contract and shall pay or allow, as the case may be, its share of each such settlement in accordance with this Contract all amounts for which it is obligated.

F.	“Ex-gratia Settlements”, as used in this Contract, will mean all settlements of losses not arguably covered under the express terms of the Policies that are primarily motivated by the customer business relationship. “Ex-gratia Settlements” will not include settlements of losses which (1) arise from court decisions or other judicial acts or orders nor (2) settlements made to avoid costs that could be incurred in connection with potential or actual litigation relating to coverage issues arising under the Policies.

G.	The Company shall be the sole judge as to:

1.	What constitutes a claim or loss covered under any Policy;

2.	The Company’s liability thereunder;

3.	The amount or amounts the Company shall pay thereunder.

The Reinsurer shall be bound by the judgment of the Company as to the obligation(s) and liability(ies) of the Company under any Policy.

ARTICLE 10

EXTRA-CONTRACTUAL OBLIGATIONS/LOSS EXCESS OF POLICY LIMITS

A.	“Extra-Contractual Obligations” means those liabilities not covered under any other provision of this Contract, other than Loss Excess of Policy Limits, including but not limited to compensatory, consequential, punitive, or exemplary damages together with any legal costs and expenses incurred in connection therewith, paid as damages or in settlement by the Company arising from an allegation or claim of its insured, its insured’s assignee, or other third party, which alleges negligence, gross negligence, bad faith or other tortious conduct on the part of the Company in the handling, adjustment, rejection, defense or settlement of a claim under a Policy that is Business Covered.

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B.	“Loss Excess of Policy Limits” means any amount of loss, together with any legal costs and expenses incurred in connection therewith, paid as damages or in settlement by the Company in excess of its Policy Limits, but otherwise within the coverage terms of the Policy, arising from an allegation or claim of its insured, its insured’s assignee, or other third party, which alleges negligence, gross negligence, bad faith or other tortious conduct on the part of the Company in the handling of a claim under a Policy or bond that is the Business Covered, in rejecting a settlement within the Policy Limits, in discharging a duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action. For the avoidance of doubt, the decision by the Company to settle a claim for an amount within the coverage of the Policy but not within the Policy Limit when the Company has reasonable basis to believe that it may have legal liability to its insured or assignee or other third party on the claim will be deemed a Loss Excess of Policy Limits. A reasonable basis shall mean it is more likely than not a trial would result in a verdict excess of the Policy Limits, in the opinion of counsel assigned to defend the insured or otherwise retained by the Company.

C.	An Extra-Contractual Obligation or a Loss Excess of Policy Limits shall be deemed to have occurred on the same date as the loss covered under the Company’s original Policy and shall be considered part of the original loss (subject to other terms of this Contract).

D.	Neither an Extra-Contractual Obligation nor a Loss Excess of Policy Limits shall include a loss incurred by the Company as the result of any fraudulent or criminal act, as finally adjudicated by a court, by any executive officer or director of the Company acting individually or collectively or in collusion with any other organization or party involved in the presentation, defense, or settlement of any claim under this Contract.

E.	The Company shall be indemnified in accordance with this Article to the extent permitted by applicable law.

ARTICLE 11

COMMUTATION

A.	As respects any loss or losses known to the Company that have not been finally settled and that may cause a claim under this Contract, the loss(es) may be commuted by mutual agreement of the Company and the Reinsurer not less than eighty four (84) months after expiration of this Contract. In such event, the Company and the Reinsurer shall capitalize the loss(es). In the event the Company and the Reinsurer cannot agree on the value of the loss(es), the Reinsurer and the Company shall mutually appoint an independent actuary who shall investigate and capitalize such loss(es). In the event the Reinsurer and the Company cannot reach an agreement on an independent actuary, each party shall appoint an actuary within thirty (30) days after receipt of the written request for commutation. Upon such appointment, the two actuaries shall appoint a third actuary. If the two actuaries fail to agree on the selection of a third actuary within thirty (30) days of their appointment, each of them shall name three individuals, of whom the other shall decline two, and the decision shall be made by drawing lots. The actuaries shall then investigate and capitalize such loss(es). All actuaries shall be fellows of the Casualty Actuarial Society or the American Academy of Actuaries, and shall be disinterested in the outcome of the commutation. If either party does not agree with the capitalized value of the losses, the commutation shall be abandoned.

B.	The Reinsurer’s proportion of the amount so determined shall be considered the Reinsurer’s total liability for the loss(es) and the lump sum payment thereof shall constitute a complete release of the Reinsurer from liability for the loss(es).

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ARTICLE 12

SALVAGE AND SUBROGATION

A.	The Reinsurers shall be subrogated, as respects any loss for which the Reinsurers shall actually pay or become obligated, but only to the extent of the amount of payment by or the amount of liability to the Reinsurers, to all the rights of the Company against any person or other entity who may be legally responsible for damages as a result of said loss. The Company shall enforce such rights, but in the event that the Company elects or neglects to do so, the Reinsurers are hereby authorized and empowered to bring any appropriate action in the name of the Company or its Policyholders, or otherwise to enforce such rights, but only after obtaining the prior consent of the Company. The Reinsurers shall promptly remit to the Company the amount of any recovery obtained net of the expenses sustained in such an action in excess of the amount of payment by, or the amount of liability to, the Reinsurers hereunder.

B.	Amounts recovered from salvage and/or subrogation will always be used to reimburse any excess reinsurers (and the Company should it carry a portion of excess coverage net) before being used in any way to reimburse the Company and the Reinsurer hereon, who will share pro-rata in any remainder.

ARTICLE 13

ERRORS AND OMISSIONS

Any inadvertent error, omission or delay in complying with the terms and conditions of this Contract shall not be held to relieve either party hereto from any liability that would attach to it hereunder if such error, omission or delay had not been made, provided such error, omission or delay is rectified immediately upon discovery.

ARTICLE 14

CURRENCY

Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

ARTICLE 15

FEDERAL EXCISE TAX AND OTHER TAXES

A.	In consideration of the terms under which this Contract is issued, the Company undertakes not to claim any deduction of the premium hereon when making Canadian tax returns or when making tax returns, other than Income or Profits Tax returns, to any state or territory of the United States of America or to the District of Columbia. Furthermore, the Company is responsible for the payment of any and all bonds, bureaus, assessments and fees that may be due, including self-procurement or direct placement tax.

B.	1.	Each Reinsurer has agreed to allow, for the purpose of paying the Federal Excise Tax, the applicable percentage of the premium payable hereon (as imposed under the Internal Revenue Code) to the extent such premium is subject to Federal Excise Tax. Should the Reinsurer claim exempt status from Federal Excise Tax, it shall provide to the Company, upon its request, proof that the exempt status adequately satisfies the rules as imposed in the Internal Revenue Code and any other applicable U.S. government authority.

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2.	In the event of any return of premium becoming due hereunder, the Reinsurer shall deduct the applicable percentage of the premium from the amount of the return, and the Company or its agent should take steps to recover the Tax from the U.S. Government.

3.	As respects premiums ceded to the Reinsurer under this Contract, the Reinsurer agrees to indemnify the Company for any liability, expense, interest, or penalty it may incur by reason of the Reinsurer’s breach of this Article.

ARTICLE 16

FOREIGN ACCOUNT TAX COMPLIANCE ACT (“FATCA”)

A.	Each Reinsurer hereby acknowledges the requirements of Sections 1471-1474 US Internal Revenue Code of 1986, as amended, and the Treasury regulations and other guidance issued from time to time thereunder (“FATCA”) and the obligation of each of them to provide to the Intermediary a valid Internal Revenue Service (“IRS”) Form W8-BEN-E, W-9 or other documentation meeting the requirements of the FATCA regulations to establish they are not subject to any withholding requirement pursuant to FATCA (the “Required Documentation”).

B.	Furthermore:

1.	If a Reinsurer becomes non-compliant with FATCA during the Contract period or has not provided the Intermediary with the Required Documentation fourteen (14) days prior to any reinsurance premium due date, the Withholding Agent (as defined in U.S. Treasury Regulation Section 1.1471-1(b)(147)) shall withhold thirty percent (30%) of the reinsurance premium (to the extent all or a portion of that reinsurance premium is subject to withholding pursuant to FATCA) due to that Reinsurer under this Contract on that reinsurance premium due date and shall promptly notify that Reinsurer via the Intermediary.

2.	The withholding of reinsurance premium by virtue of 1. above shall not be, and shall not be treated by the Reinsurer as a breach of any reinsurance premium payment condition, warranty or other clause whether or not entitling the Reinsurer to cancel, terminate or restrict this Contract, refuse, restrict or delay payment of any claim or invoke any interest, penalty or other late payment provision. The Reinsurer shall be liable under this Contract as if no such withholding had been made.

3.	The Reinsurer shall not recoup sums withheld under 1. above by deducting equivalent sums from any payments due to the Company or by set off against any other sums owed by the Reinsurer and any general or contractual right of set-off enjoyed by the Reinsurer is hereby varied and qualified to that extent.

4.	Where reinsurance premium is withheld in error, has not yet been paid to the IRS and the underwriter has been paid only the net reinsurance premium following such withholding, the Intermediary will cooperate with the Reinsurer to process the requisite refund.

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ARTICLE 17

ACCESS TO RECORDS

A.	The Company shall place at the disposal of the Reinsurer at all reasonable times, and the Reinsurer shall have the right to inspect (and make reasonable copies) through its designated representatives, all non-privileged books, records and papers of the Company directly related to any reinsurance hereunder, or the subject matter hereof, provided that if the Reinsurer is a Run-Off Reinsurer this right of access shall be subject to that Reinsurer being current in all payments owed the Company that are not currently the subject of a dispute. For the purposes of this Article, “non-privileged” refers to books, records and papers that are not subject to the Attorney-client privilege and Attorney-work product doctrine. The term “dispute” shall be as defined consistent with the NAIC Annual Statement Instructions. In the event an arbitration has been demanded, the right of access and audit shall be only allowed as determined by the arbitration Board.

B.	“Attorney-client privilege” and “Attorney-work product” shall have the meanings ascribed to each by statute and/or the court of final adjudication in the jurisdiction whose laws govern the substantive law of a claim arising under a Policy reinsured under this Contract.

C.	Notwithstanding the foregoing, the Company shall permit and not object to the Reinsurer’s access to privileged documents in connection with the underlying claim reinsured hereunder following final settlement or final adjudication of the case or cases involving such claim; provided that the Company may defer release of such privileged documents if there are subrogation, contribution, or other third party actions with respect to that claim or similar claims, which might jeopardize the Company’s defense by release of such privileged documents. In the event the Company shall seek to defer release of such privileged documents, it will, in consultation with the Reinsurer, take other steps as reasonably necessary to provide the Reinsurer with the information it reasonably requires to evaluate exposure, establish reserves or indemnify the Company without causing a loss of such privileges. The Reinsurer, however, shall not have access to privileged documents relating to any dispute between the Company and the Reinsurer. Furthermore, in the event the Reinsurer demonstrates a need for information contained in privileged documents prior to the resolution of the underlying claim, the Company will endeavor to undertake steps as reasonably necessary to provide the Reinsurer with the information it reasonably requires to indemnify the Company without causing a loss of such privilege.

ARTICLE 18

RESERVES

A.	If, at any time during the period of this Contract and thereafter the reinsurance provided by a Reinsurer participating in this Contract does not qualify for full statutory accounting credit for reinsurance by regulatory authorities having jurisdiction over the Company (whether by reason of lack of license, accreditation or otherwise) such that a financial penalty to the Company would result on any statutory statement or report the Company is required to make or file with insurance regulatory authorities (or a court of law in the event of insolvency), the Reinsurer shall secure the Reinsurer’s share of Obligations for which such full statutory credit is not granted by those authorities under this Contract in a manner, form, and amount acceptable to the Company and to all applicable insurance regulatory authorities in accordance with this Article.

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B.	The Reinsurer shall secure such Obligations, within thirty (30) days after the receipt of the Company’s written request regarding the Reinsurer’s share of Obligations under this Contract (but not later than December 31) of each year by either:

1.	Clean, irrevocable, and unconditional evergreen letter(s) of credit issued and confirmed, if confirmation is required by the applicable insurance regulatory authorities, by a qualified United States financial institution as defined under the Insurance Law of the Company’s domiciliary state and acceptable to the Company and to insurance regulatory authorities;

2.	A trust account meeting at least the standards of New York’s Insurance Regulation 114 and the Insurance Law of the Company’s domiciliary state; or

3.	Cash advances or funds withheld or a combination of both, which will be under the exclusive control of the Company (“Funds Deposit”).

C.	The “Obligations” referred to herein means, subject to the preceding paragraphs, the then current (as of the end of each calendar quarter) sum of any:

1.	amount of ceded unearned premium reserve for which the Reinsurer is responsible to the Company;

2.	amount of Net Losses, including any Loss Adjustment Expenses, and other amounts paid by the Company for which the Reinsurer is responsible to the Company but has not yet paid;

3.	amount of ceded reserves for Net Losses, including any Loss Adjustment Expenses (including amounts for incurred but not reported loss), for which the Reinsurer is responsible to the Company;

4.	amount of return and refund premiums paid by the Company for which the Reinsurer is responsible to the Company but has not yet paid.

D.	The Company, or its successors in interest, may draw, at any time and from time to time, upon the:

1.	Established letter of credit (or subsequent cash deposit);

2.	Established trust account (or subsequent cash deposit); or

3.	Funds Deposit;

without diminution or restriction because of the insolvency of either the Company or the Reinsurer for one or more of the following purposes set forth below.

E.	Draws shall be made only for the following purposes:

1.	To make payment to and reimburse the Company for the Reinsurer’s share of Net Loss, including any Loss Adjustment Expense, and other amounts paid by the Company under its Policies and for which the Reinsurer is responsible under this Contract that is due to the Company but unpaid by the Reinsurer including but not limited to the Reinsurer’s share of premium refunds and returns; and

2.	To obtain a cash advance of the entire amount of the remaining balance under any letter of credit in the event that the Company:

a.	has received notice of non-renewal or expiration of the letter of credit or trust account;

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b.	has not received assurances satisfactory to the Company of any required increase in the amount of the letter of credit or trust account, or its replacement or other continuation of the letter of credit or trust account at least thirty (30) days before its stated expiration date;

c.	has been made aware that others may attempt to attach or otherwise place in jeopardy the security represented by the letter of credit or trust account; or

d.	has concluded that the trustee or issuing (or confirming) bank’s financial condition is such that the value of the security represented by the letter of credit or trust account may be in jeopardy;

and under any of those circumstances set forth in E(2)(a) through E(2)(d) above, where the Reinsurer’s entire Obligations, or part thereof, under this Contract remain un-liquidated and un-discharged at least thirty (30) days prior to the stated expiration date or at the time the Company learns of the possible jeopardy to the security represented by the letter of credit or trust account.

F.	If the Company draws on the letter of credit or trust account to obtain a cash advance, the Company will hold the amount of the cash advance so obtained in the name of the Company in any qualified United States financial institution as defined under the Insurance Law of the Company’s domiciliary state in trust solely to secure the Obligations referred to above and for the use and purposes enumerated above and to return any balance thereof to the Reinsurer:

1.	Upon the complete and final liquidation and discharge of all of the Reinsurer’s Obligations to the Company under this Contract; or

2.	In the event the Reinsurer subsequently provides alternate or replacement security consistent with the terms hereof and acceptable to the Company.

G.	The Company will prepare and forward at annual intervals or more frequently as determined by the Company, but not more frequently than quarterly to the Reinsurer a statement for the purposes of this Article, showing the Reinsurer’s share of Obligations as set forth above. If the Reinsurer’s share thereof exceeds the then existing balance of the security provided, the Reinsurer will, within fifteen (15) days of receipt of the Company’s statement, but never later than December 31 of any year, increase the amount of the letter of credit, (or subsequent cash deposit), trust account or Funds Deposit to the required amount of the Reinsurer’s share of Obligations set forth in the Company’s statement, but never later than December 31 of any year. If the Reinsurer’s share thereof is less than the then existing balance of the security provided, the Company will release the excess thereof to the Reinsurer upon the Reinsurer’s written request. The Reinsurer will not attempt to prevent the Company from holding the cash advance or Funds Deposit so long as the Company is acting in accordance with this Article. The Company shall pay interest earned on the deposited amounts to the Reinsurers as the parties shall have agreed at the time of the deposit.

H.

Any assets deposited to a trust account will be valued according to their current fair market value and will consist only of cash (U.S. legal tender), certificates of deposit issued by a qualified United States financial institution as defined under the Insurance Law of the Company’s domiciliary state and payable in cash and investments of the types no less conservative than those specified in Section 1404 (a)(1)(2)(3)(8) and (10) of the New York Insurance Law and which are admitted assets under the Insurance Law of the Company’s domiciliary state. Investments issued by the parent, subsidiary, or affiliate of either the Company or the Reinsurer will not be eligible investments. All assets so deposited will be accompanied by

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all necessary assignments, endorsements in blank, or transfer of legal title to the trustee in order that the Company may negotiate any such assets without the requirement of consent or signature from the Reinsurer or any other entity.

I.	All settlements of account between the Company and the Reinsurer will be made in cash or its equivalent. All income earned and received by the amount held in an established trust account will be added to the principal.

J.	The Company’s “successors in interest” will include those by operation of law, including without limitation, any liquidator, rehabilitator, receiver, or conservator.

K.	The Reinsurer will take any other reasonable steps that may be required for the Company to take full credit on its statutory financial statements for the reinsurance provided by this Contract.

ARTICLE 19

SERVICE OF SUIT

A.	This Article applies only to those Reinsurers not domiciled in the United States of America, and/or not authorized in any state, territory and/or district of the United States of America where authorization is required by insurance regulatory authorities.

B.	This Article shall not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Article entitled ARBITRATION. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Article entitled ARBITRATION for resolving disputes arising out of this Contract.

C.	In the event of the failure of the Reinsurer to perform its obligations hereunder, the Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the Company and accepted by the Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Reinsurer upon this Contract, shall abide by the final decision of such court or of any appellate court in the event of an appeal.

D.	Service of process in such suit may be made upon Messrs. Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829, or another party specifically designated in the applicable Reinsurer’s signature page attached hereto. The above-named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit.

E.	Further, pursuant to any statute of any state, territory or district of the United States that makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance, or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

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ARTICLE 20

ARBITRATION

A.	Any and all disputes between the Company and the Reinsurer arising out of, relating to, or concerning this Contract including its formation or validity whether sounding in contract or tort and whether arising during or after termination of this Contract, shall be submitted to the decision of a board of arbitration composed of two (2) arbitrators and an umpire (“Board”) meeting at a site in the city in which the principal headquarters of the Company are located. The arbitration shall be conducted under the Federal Arbitration Act and shall proceed as set forth below.

B.	A notice requesting arbitration, or any other notice made in connection therewith, shall be in writing and be sent certified or registered mail, return receipt requested to the affected parties. The notice requesting arbitration shall state in particular all issues to be resolved in the view of the claimant, shall appoint the arbitrator selected by the claimant and shall set a tentative date for the hearing, which date shall be no sooner than ninety (90) days and no later than one hundred fifty (150) days from the date that the notice requesting arbitration is mailed. Within thirty (30) days of receipt of claimant’s notice, the respondent shall notify claimant of any additional issues to be resolved in the arbitration and of the name of its appointed arbitrator.

C.	The members of the Board shall be impartial, disinterested and not currently representing any party participating in the arbitration, and shall be current or former senior officers of insurance or reinsurance concerns, experienced in the line(s) of business that are the subject of this Contract. The Company and the Reinsurer as aforesaid shall each appoint an arbitrator and the two (2) arbitrators shall choose an umpire before instituting the hearing. As time is of the essence, if the respondent fails to appoint its arbitrator within thirty (30) days after having received claimant’s written request for arbitration, the claimant is authorized to and shall appoint the second arbitrator. If the two (2) arbitrators fail to agree upon the appointment of an umpire within thirty (30) days after notification of the appointment of the second arbitrator, within ten (10) days thereof, the two (2) arbitrators shall apply ARIAS U.S. (“ARIAS”) procedures to appoint an umpire for the arbitration with the qualifications set forth above in this Article. If the use of ARIAS procedures fails to name an umpire, either party may apply to a court of competent jurisdiction to appoint an umpire with the above required qualifications. The umpire shall promptly notify in writing all parties to the arbitration of his selection and of the scheduled date for the hearing. Upon resignation or death of any member of the Board, a replacement shall be appointed in the same fashion as the resigning or deceased member was appointed.

D.	The claimant and respondent shall each submit initial briefs to the Board outlining the facts, the issues in dispute and the basis, authority, and reasons for their respective positions within thirty (30) days of the date of notice of appointment of the umpire. The claimant and the respondent may submit a reply brief to the Board within ten (10) days after filing of the initial brief(s). Initial and reply briefs may be amended by the submitting party at any time, but not later than ten (10) days prior to the date of commencement of the arbitration hearing. Reasonable responses shall be allowed at the arbitration hearing to new material contained in any amendments filed to the briefs but not previously responded to.

E.	The Board shall consider this Contract as an honorable engagement and shall make a decision and award with regard to the terms expressed in this Contract, the original intentions of the parties to the extent reasonably ascertainable, and the custom and usage of the insurance and reinsurance business that is the subject of this Contract. Notwithstanding any other provision of this Contract, the Board shall have the right and obligation to consider underwriting and submission-related documents in any dispute between the parties.

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F.	The Board shall be relieved of all judicial formalities and the decision and award shall be based upon a hearing in which evidence shall be allowed though the formal rules of evidence shall not strictly apply. Cross-examination and rebuttal shall be allowed. The Board may request a post-hearing brief to be submitted within twenty (20) days of the close of the hearing.

G.	The Board shall render its decision and award in writing within thirty (30) days following the close of the hearing or the submission of post-hearing briefs, whichever is later, unless the parties consent to an extension. Every decision by the Board shall be by a majority of the members of the Board and each decision and award by the majority of the members of the Board shall be final and binding upon all parties to the proceeding. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which either party may have against the other. However, the Board is not authorized to award punitive, exemplary or enhanced compensatory damages.

H.	The Board may award: (i) interest at a rate not in excess of that set forth in the Article entitled LATE PAYMENTS, calculated from the date the Board determines that any amounts due the prevailing party should have been paid to the prevailing party, and (ii) applicable Attorneys’ fees and costs.

I.	Either party may apply to a court of competent jurisdiction for an order confirming any decision and the award; a judgment of that Court shall thereupon be entered on any decision or award. If such an order is issued, the Attorneys’ fees of the party so applying and court costs will be paid by the party against whom confirmation is sought.

J.	Except in the event of a consolidated arbitration, unless otherwise determined by the Board each party shall bear the expense of the one arbitrator appointed by or for it and shall jointly and equally bear with the other party the expense of any stenographer requested, and of the umpire. The remaining costs of the arbitration proceedings shall be finally allocated by the Board.

K.	Subject to customary and recognized legal rules of privilege, each party participating in the arbitration shall have the obligation to produce those documents and as witnesses at the arbitration those of its employees, and those of its affiliates as any other participating party reasonably requests, providing always that the same witnesses and documents be obtainable and relevant to the issues before the arbitration and not be unduly burdensome or excessive in the opinion of the Board.

L.	The parties may mutually agree as to pre-hearing discovery prior to the arbitration hearing and in the absence of agreement, upon the request of any party, pre-hearing discovery may be conducted as the Board shall determine in its sole discretion to be in the interest of fairness, full disclosure, and in furtherance of a prompt hearing, decision and award by the Board.

M.	The Board shall be the final judge of the composition of the Board, the procedures of the Board, the conduct of the arbitration, of the rules of evidence, the rules of privilege, discovery and production and of excessiveness and relevancy of any witnesses and documents upon the petition of any participating party. To the extent permitted by law, the Board shall have the authority to issue subpoenas and other orders to enforce their decisions. The Board shall also have the authority to issue interim decisions, awards or costs in the interest of fairness, full disclosure, and a prompt and orderly hearing and decision and award by the Board.

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N.	Upon request made to the Board not later than ten (10) days after the umpire’s appointment, the Board may order a consolidated hearing as respects common issues between the Company and all affected Reinsurers participating in this Contract if the Board is satisfied in its discretion that the issues in dispute affect more than one Reinsurer and a consolidated hearing would be in the interest of fairness, and a prompt and cost-effective resolution of the issues in dispute.

O.	If the parties mutually agree to or the Board orders a consolidated hearing, all other affected participating Reinsurers shall join and participate in the arbitration under time frames established by the Board and will be bound by the Board’s decision and award unless excused by the Board in its discretion. A consolidated hearing shall not result in any change or modification of any Reinsurer’s liability for its participation, that is several, but not joint shall remain the same.

P.	Any Reinsurer may decline to actively participate in a consolidated arbitration if in advance of the hearing, that Reinsurer shall file with the Board a written agreement in form satisfactory to the Board to be bound by the decision and award of the Board in the same fashion and to the same degree as if it actively participated in the arbitration.

Q.	In the event of an order of consolidation by the Board, the arbitrator appointed by the original Reinsurer shall be subject to being, and may be, replaced within thirty (30) days of the decision to have a consolidated arbitration by an arbitrator named collectively by the Reinsurers or in the absence of agreement, by the Lead Reinsurer, or if there is no Lead Reinsurer involved in the dispute, the Reinsurer with the largest participation in this Contract affected by the dispute. In the event two (2) or more Reinsurers affected by the dispute each have the same largest participation, they shall agree among themselves as to the replacement arbitrator, if any, to be appointed. The umpire shall be the final determiner in the event of any dispute over replacement of that arbitrator. All other aspects of the arbitration shall be conducted as provided for in this Article provided that (1) each party actively participating in the consolidated arbitration will have the right to its own attorney, position, and related claims and defenses; (2) each party will not, in presenting its position, be prevented from presenting its position by the position set forth by any other party; and (3) the cost and expense of the arbitration including the expense of any stenographer, will be borne equally by each party actively participating in the consolidated arbitration (exclusive of Attorney’s fees, which will be borne by the respective retaining party unless otherwise determined by the Board) or as the Board shall determine to be fair and appropriate under the circumstances.

R.	Nothing in this Article shall preclude any of the parties engaged in an arbitration from settling the dispute and withdrawing from an arbitration established to resolve that dispute.

ARTICLE 21

EXPEDITED ARBITRATION

In the event that either party demands arbitration of a dispute between the Company and the Reinsurer, and the amount in dispute is less than two hundred fifty thousand dollars ($250,000), unless the arbitration notice includes a demand for rescission of this Contract, notwithstanding the terms of the Article entitled ARBITRATION, the dispute shall be resolved by a sole arbitrator and the following procedures shall apply:

1.	The sole arbitrator shall be chosen by mutual agreement of the parties within fifteen (15) business days after the demand for arbitration. If the parties have not chosen an arbitrator within the fifteen (15) business days after the receipt of the arbitration notice, the arbitrator shall be chosen in accordance with the Neutral Arbitrator Selection Procedure modified for a single arbitrator, established by the AIDA Reinsurance and Insurance Arbitration Society – U.S. (ARIAS) and in force on the date the arbitration is demanded. The nominated arbitrator must be available to read any written submissions and hear testimony within sixty (60) calendar days of being chosen.

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2.	Within ten (10) business days after the arbitrator has been appointed, the parties shall be notified of deadlines for the submission of briefs and documentary evidence, as determined by the arbitrator. There shall be no discovery or hearing unless the parties agree to engage in limited discovery and/or a hearing. Also, the arbitrator can determine, without the consent of the parties, that a limited discovery and/or a limited hearing is necessary.

3.	The arbitrator shall render a decision within ten (10) business days after the latter of the date on which briefs are submitted or the end of the limited hearing. The decision of the arbitrator shall be in writing and shall be final and binding on both parties.

4.	Each party shall jointly and equally bear with the other party the cost of the arbitrator. The remaining costs of the arbitration shall be allocated by the arbitrator. The arbitrator may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys’ fees, to the extent permitted by law. However, the arbitrator may not award any exemplary or punitive damages.

ARTICLE 22

INSOLVENCY

A.	If more than one reinsured company is referenced within the definition of “Company” in the Preamble to this Contract, this Article shall apply severally to each such company. Further, this Article and the laws of the domiciliary state shall apply in the event of the insolvency of any company covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company covered hereunder, that domiciliary state’s laws shall prevail.

B.	In the event of the insolvency of the Company, this reinsurance (or the portion of any risk or obligation assumed by the Reinsurer, if required by applicable law) shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor, either: (1) on the basis of the liability of the Company, or (2) on the basis of claims filed and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the Policy or bond reinsured, which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

C.	Where two (2) or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this reinsurance Contract as though such expense had been incurred by the Company.

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D.	As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Contract, the reinsurance shall be payable as set forth above by the Reinsurer to the Company or to its liquidator, receiver, conservator or statutory successor, (except as provided by Section 4118(a)(1)(A) of the New York Insurance Law, provided the conditions of 1114(c) of such law have been met, if New York law applies) or except (1) where the Contract specifically provides another payee in the event of the insolvency of the Company, or (2) where the Reinsurer, with the consent of the direct insured or insureds, has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees. Then, and in that event only, the Company, with the prior approval of the certificate of assumption on New York risks by the Superintendent of Financial Services of the State of New York, or with the prior approval of such other regulatory authority as may be applicable, is entirely released from its obligation and the Reinsurer shall pay any loss directly to payees under such Policy.

ARTICLE 23

CONFIDENTIALITY

A.	The information, data, statements, representations and other materials provided by the Company or the Reinsurer to the other arising from consideration and participation in this Contract whether contained in the reinsurance submission, this Contract, or in materials or discussions arising from or related to this Contract, constitutes confidential or proprietary information unless expressly indicated otherwise by the Disclosing Party (“Disclosing Party”) in writing from time to time to the other party or the respective parties (“Confidential Information”). This Confidential Information is intended for the sole use of the parties to this Contract (and their affiliates involved in management or operation of assumed reinsurance business, retrocessionaires, prospective retrocessionaires, intermediaries involved in such placements, respective auditors, third-party service providers, and legal counsel) as may be necessary in analyzing and/or accepting a participation in and/or executing their respective responsibilities under or related to this Contract.

B.	Disclosing or using Confidential Information relating to this Contract, without the prior written consent of the Disclosing Party, for any purpose beyond (i) the scope of this Contract, (ii) the reasonable extent necessary to perform rights and responsibilities expressly provided for under this Contract, (iii) the reasonable extent necessary to administer, report to and effect recoveries from retrocessional Reinsurers, (iv) the reporting to regulatory or other governmental authorities as may be legally required or (v) persons with a need to know the information, (all of the preceding persons or entities who are legally obligated by either written agreement or otherwise to maintain the confidentiality of the Confidential Information) is expressly forbidden. Copying, duplicating, disclosing, or using Confidential Information for any purpose beyond this expressed purpose is forbidden without the prior written consent of the Disclosing Party.

C.	Should a party (“Receiving Party”) receive a third party demand pursuant to subpoena, summons, or court or governmental order or request, to disclose Confidential Information that has been provided by another party to this Contract, the Receiving Party shall provide the Disclosing Party with written notice of any subpoena, summons, or court or governmental order or request, at least ten (10) days prior to such release or disclosure. Unless the Disclosing Party has given its prior permission to release or disclose the Confidential Information, the Receiving Party shall not comply with the subpoena prior to the actual date required by the subpoena. If a protective order or appropriate remedy is not obtained, the Receiving Party may disclose only that portion of the Confidential Information that it is legally obligated to disclose. However, notwithstanding anything to the contrary in this Contract, in no event, to the extent permitted by law, shall this Article require the Receiving Party not to comply with the subpoena, summons, or court or governmental order.

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ARTICLE 24

PRIVACY & PROTECTION OF DATA

A.	The Company and the Reinsurer represent that they are aware of and in compliance with their responsibilities and obligations under applicable laws and regulations pertaining to Non-Public Personal Information and Protected Health Information (hereinafter “NPPI” and “PHI”, respectively). For the purpose of this Contract, “Non-Public Personal Information” and “Protected Health Information” shall mean financial or health information that identifies an individual, including claimants under Policies reinsured under this Contract, and which information is not otherwise available to the public. Data conveyed through the Intermediary may include NPPI and/or PHI that is protected under applicable laws and regulations and shall be used only in the performance of rights, obligations and duties in connection with this Contract.

B.	The Intermediary shall receive and convey NPPI and PHI data that it has received from the parties to this Contract or others for the sole purpose of carrying out the respective obligations of the parties under this Contract. To the extent that this Contract is placed in conjunction with one or more corresponding Intermediaries the parties hereby authorize the transmission of the relevant data through the corresponding Intermediaries whether located in the United States or any other country. The parties shall use any NPPI and PHI data received from another party or the Intermediary only as may be necessary to satisfy their respective obligations under this Contract. Furthermore, the parties shall maintain appropriate safeguards to protect any data received from accidental loss or unauthorized access, use or disclosure.

ARTICLE 25

LATE PAYMENTS

A.	Payments from the Reinsurer to the Company have a due date as expressed in the Article entitled REPORTS, LOSS AND LOSS SETTLEMENTS. Payment not received within ten (10) days of the due date shall be deemed overdue (the “Overdue Date”). Payments due from the Reinsurer to the Company will not be considered overdue if the Reinsurer requests, in writing, that such payment be made by drawing on a letter of credit or other similar method of funding that has been established for this Contract, provided that there is an adequate balance in place, and further provided that such advice to draw is received by the Company by the Overdue Date. Payments from the Company to the Reinsurer will have a due date as the date specified in this Contract and will be overdue thirty (30) days thereafter. Premium adjustments will be overdue thirty (30) days from the Contract due date or one hundred twenty (120) days after the expiration or renewal date, whichever is greater.

B.	If payment is made of overdue amounts within thirty (30) days of the Overdue Date, overdue amounts will bear simple interest from the due date at a rate determined by the annualized one month London Interbank Offered Rate for the first business day of the calendar month in which the amount becomes overdue, as published in The Wall Street Journal, plus two hundred (200) basis points to be calculated weekly. If payment is made of overdue amounts more than thirty (30) days after the Overdue Date, overdue amounts will bear simple interest from the due date at a rate determined by the annualized one month London Interbank Offered Rate for the first business day of the calendar month in which the amount becomes overdue, as published in The Wall Street Journal, plus four hundred (400) basis points to be calculated on a weekly basis, but in no event less than eight percent (8%) simple interest. If the sum of the compensating additional amount computed in respect of any overdue payment is less than one quarter of one percent (0.25%) of the amount overdue, or one thousand dollars ($1,000), whichever is greater, and/or the overdue period is one week or less, then the interest amount shall be waived. The basis point standards referred to above shall be doubled if the payment is due from a Reinsurer who is no longer an active reinsurance market. Interest shall cease to accrue upon the party’s payment of an overdue amount to the Intermediary.

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ARTICLE 26

OFFSET

The Company and the Reinsurer shall have the right to offset any balance or amounts due as billed from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due as billed are on account of premiums or losses or otherwise and immediately inform the Intermediary accordingly. In the event of the insolvency of any party, offset shall be as permitted by applicable insolvency or liquidation law.

ARTICLE 27

SPECIAL TERMINATION

A.	The Company may terminate or commute this Contract upon the happening of any one of the following circumstances at any time by the giving of fifteen (15) days prior written notice to the Reinsurer:

1.	The Reinsurer ceases active underwriting operations or a State Insurance Department or other legal authority orders the Reinsurer to cease writing business; or

2.	The Reinsurer has filed a plan to enter into a Scheme of Arrangement or similar procedure affecting the Business Covered under this Contract. “Scheme of Arrangement” is defined as a legislative or regulatory process that provides a solvent Reinsurer the opportunity to settle its Obligations with the Company either (i) without the Company’s unrestrained consent or (ii) prior to the Company having the ability to determine, with exact certainty, the actual amount of the Obligations still outstanding and ultimately due to the Company; or

3.	The Reinsurer has: a) become insolvent, b) been placed under supervision (voluntarily or involuntarily), c) been placed into liquidation or receivership, or d) had instituted against it proceedings for the appointment of a supervisor, receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

4.	A reduction in the Reinsurer’s surplus, risk-based capital or financial strength rating occurs:

a.	As respects Reinsurers domiciled in the United States of America, (i) the Reinsurer’s policyholders’ surplus (“PHS”) has been reduced by, whichever is greater, twenty percent (20%) of the amount of PHS pursuant to the most recent publicly available figure at the inception of this Contract or twenty percent (20%) of the amount of PHS stated in its last filed quarterly or annual statutory statement with its state of domicile; or (ii) the Reinsurer’s total adjusted capital is less than two hundred percent (200%) of its authorized control level risk-based capital; or (iii) the Reinsurer’s A.M. Best’s insurer financial strength rating or its Standard & Poor’s Insurance Rating becomes less than “A-”; or

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b.	As respects Reinsurers domiciled outside the United States of America, other than Lloyd’s Syndicates (i) the Reinsurer’s Capital & Surplus (“C&S”) has been involuntarily reduced by, whichever is greater, twenty five percent (25%) of the published currency amount of C&S at the inception of this Contract or twenty five percent (25%) of the published currency amount of C&S stated in its last filed financial statement with its local regulatory authority; or (ii) as respects Lloyd’s Syndicates, the Reinsurer’s total stamp capacity has been reduced by more than twenty five percent (25%) of the amount of total stamp capacity which stood at the inception of this Contract. (This provision does not apply to any Lloyd’s Syndicate that voluntarily reduces its total stamp capacity.) or (iii) the Reinsurer’s A.M. Best’s insurer financial strength rating or its Standard & Poor’s Insurance Rating becomes less than “A-”; or

5.	The Reinsurer has entered into a definitive agreement to:

a.	become merged with, acquired or controlled by any company, corporation or individual(s) not controlling or affiliated with the party’s operations previously; or

b.	directly or indirectly assign all or essentially all of its entire liability for Obligations under this Contract to another party, other than with affiliated companies with substantially the same or greater net worth, without the Company’s prior written consent; or

6.	There is either a:

a.	severance or obstruction of free and unfettered communication and/or normal commercial or financial intercourse between the United States of America and the country in which the Reinsurer is incorporated or has its principal office as a result of war, currency regulations or any circumstances arising out of political, financial or economic uncertainty; or

b.	severance from active employment (of any kind) of any two (2) or more executives, by whatever title, of the Reinsurer during the most recent forty five (45) day period who perform the following functions: chief executive officer, chief underwriting officer, chief actuary, or chief financial officer. This condition does not apply whenever the severance in employment is for the publicly announced purpose of the individual’s assuming within thirty (30) days a known position with another identified firm in the (re)insurance or financial services industry.

B.	In the event that notice of termination is given by reason of an event described in A(4) above (the “Termination Notice”) and prior to the effective date of the termination (the “Termination Date”), the chief financial officer of the Reinsurer represents and certifies in writing to the Company that (i) the deterioration of the Reinsurer’s financial condition is the direct and sole result of a recent major property catastrophe(s) or the result of an Act(s) of Terrorism (either the “Event”) and (ii) that it is actively seeking and has a high probability of successfully obtaining additional capital to substantially replace the capital loss because of the Event (the “Extension Notice”), the Termination Date shall be extended an additional thirty (30) days from the Termination Date (the “Extended Termination Date”). If prior to the Extended Termination Date, the chief financial officer of the Reinsurer represents and certifies in writing to the Company that (a) it has raised sufficient capital so as to return its PHS or C&S to within five percent (5%) of the Reinsurer’s PHS or C&S last filed with its domiciliary regulatory authorities prior to the Event, (b) obtained reinstatement of its rating agency grade(s) to the level as existed immediately prior to the Event, and (c) as respects Reinsurers domiciled in the United States of America, raised its adjusted capital to at least two hundred fifty percent (250%) of its authorized control level risk-based capital, the Termination Notice shall be null and void. Otherwise, this Contract shall terminate on the Extended Termination Date in the manner described in the Termination Notice.

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C.	In the event the Company elects to terminate this Contract on a Cut-Off basis and to commute Obligations relating to this Contract, the Reinsurer shall return the sum total of the net present value (“capitalized”) of the ceded (1) Net Loss Reserves, (2) Loss Adjustment Expense Reserves, (3) Incurred But Not Reported Reserve, and (4) Unearned Premium Reserve (after deduction for any ceding commission allowed thereon). In the event the parties are unable to agree on the capitalized value of the reserves to be returned to the Company, the Company and the Reinsurer shall jointly appoint an independent and neutral actuary experienced in such matters and the mutually agreed actuary shall render a decision. In the event that the Company and the Reinsurer are unable to agree upon a single actuary within thirty (30) days, the parties shall ask the then current President of any Casualty Actuarial Society to appoint an actuary with those qualifications within another thirty (30) days. If the selected President of the Casualty Actuarial Society is unable or declines to do so, the parties shall request a Federal or State judge of a court of competent jurisdiction to make the appointment from a list of six (6) neutral nominees submitted by the parties jointly. The decision of the actuary will be final and binding on both parties. The Company and the Reinsurer shall share equally the fees and expenses of the actuary. Upon payment of the amount so agreed or determined by the actuary to the Company, the Reinsurer and the Company shall each be completely released from all liability to each other under this Contract.

D.	If the Reinsurer is not otherwise obligated under the Article entitled RESERVES to provide the Company security in order for the Company to obtain credit for the reinsurance provided by this Contract and the Reinsurer has not cured the conditions described above, other than as expressed in conditions A(5) and A(6) above, the Company shall also have the option, if it does not elect the commutation option described above, to require the Reinsurer to provide the Company with collateral funding as if the Reinsurer were otherwise obligated to provide security for the Reinsurer’s Obligations under this Contract in an amount and manner and as provided for under the Article entitled RESERVES. The Company shall have the option to require the Reinsurer to provide collateral funding but, provided it is reasonably acceptable to the Company and any insurance regulatory authorities involved, the Reinsurer shall have the sole option of determining the method of funding referred to above. In recognition of security a participating Reinsurer or Lloyd’s Syndicate may place under the terms of a master trust agreement, such as the U.S. Lloyd’s Credit for Reinsurance Trust, the provisions of this Paragraph shall not apply to that participating Reinsurer or Lloyd’s Syndicate that has fully funded one hundred percent (100%) of the Obligations to the Company, as the term Obligations is defined in the Article entitled RESERVES, pursuant to the terms of that trust agreement and the applicable funding requirements and procedures.

ARTICLE 28

TERRORISM RECOVERY

A.	Any financial assistance the Company receives from the government of the United States of America under the Terrorism Risk Insurance Act of 2002, including the Terrorism Risk Insurance Extension Act of 2005, the Terrorism Risk Insurance Program Reauthorization Acts of 2007 and 2015, and any subsequent amendment to the Act or any regulations promulgated thereunder (the “Act”) shall apply as follows:

1.	Except as provided in subparagraph 2 below, any such financial assistance shall inure solely to the benefit of the Company and shall be entirely disregarded in applying all of the provisions of this Contract.

2.	If Loss Occurrences hereunder result in recoveries made by the Company both under this Contract and under the Act, and such recoveries, together with any other reinsurance recoveries made by the Company applicable to said Loss Occurrences, exceed the amount permitted by the Act, any amount in excess thereof shall be paid to the Reinsurer. The payment of the excess amount to the Reinsurer shall be an amount equal to the proportion that the Reinsurer’s payment of losses eligible for reimbursement under the Act bears to the Company’s total collected reinsurance recoverables for such Insured Losses.

USN170000948/USN170000952/USN170002237	23	FINAL

B.	If the financial assistance provided under the Act is based on the Company’s Insured Losses in more than one Loss Occurrence and the Act and/or the government of the United States of America does not designate the amount allocable to each Loss Occurrence, the Act’s financial assistance shall be prorated in the proportion that the Company’s Insured Losses in each Loss Occurrence bear to the Company’s total Insured Losses arising out of all Loss Occurrences to which the Act’s financial assistance applies. If, as a result of such Act, the loss to the Reinsurer under this Contract in any one Loss Occurrence is less than the amount previously paid by the Reinsurer under this Contract, the Company shall promptly remit the difference to the Reinsurer.

C.	The method set forth herein for determining an excess recovery is intended to be consistent with the United States Treasury Department’s construction and application of Section 103(g)(2) of the Act. To the extent it is inconsistent, it shall be amended to conform with such construction and application, nevertheless the Company shall be the sole judge as to the allocation of recoveries under the Act to this or to other reinsurance Contracts.

D.	“Company” shall have the same meaning as “Insurer” under the Act and “Insured Losses” shall follow the definition as provided in the Act.

ARTICLE 29

VARIOUS OTHER TERMS

A.	Assignment: This Contract shall be binding upon and inure to the benefit of the Company and Reinsurer and their respective successors and assigns provided, however, that this Contract may not be assigned by either party without the prior written consent of the other which consent may be withheld by either party in its sole unfettered discretion. This provision shall not be construed to preclude the assignment by the Company of reinsurance recoverables to another party for collection.

B.	Territory: The territorial limits of this Contract shall be identical with those of the Company’s Policies.

C.	Entire Agreement: This Contract shall constitute the entire agreement between the parties with respect to the Business Covered hereunder. There are no understandings between the parties other than as expressed in this Contract. Any change or modification of this Contract shall be null and void unless made by amendment to the Contract and signed by the affected parties. However, nothing in this paragraph shall limit the introduction of evidence at an arbitration as authorized by the Article entitled ARBITRATION.

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D.	Jurisdiction: Any dispute, suit, action or proceeding under this Contract or arising out of, directly, indirectly or incidentally or related to this Contract or to the transactions and actions arising from performance of this Contract shall be governed by and subject to the jurisdiction of and resolved in the courts of the United States or any state thereof consistent with the Article entitled SERVICE OF SUIT.

E.	Governing Law: This Contract shall be governed by the laws of the State of Illinois, exclusive of its rules with respects to conflicts of law.

F.	Headings: The headings preceding the text of the Articles and paragraphs of this Contract are intended and inserted solely for the convenience of reference and shall not affect the meaning, interpretation, construction or effect of this Contract.

G.	No Third Party Rights: This Contract is solely between the Company and the Reinsurer, and in no instance shall any insured, claimant or other third party have any rights under this Contract unless expressly provided by an endorsement to this Contract and signed by the Reinsurer.

H.	Severability: If any provision of this Contract should be invalid under applicable laws, the latter shall control but only to the extent of the conflict without affecting the remaining provisions of this Contract.

I.	Non-Waiver: The failure of the Company or Reinsurer to insist on strict compliance with this Contract or to exercise any right or remedy shall not constitute a waiver of any rights contained in this Contract nor estop the parties from thereafter demanding full and complete compliance nor prevent the parties from exercising any remedy.

J.	Force Majeure: Each party shall be excused for any reasonable failure or delay in performing any of its respective obligations under this Contract, if such failure or delay is caused by Force Majeure. “Force Majeure” shall mean any act of God, strike, lockout, act of public enemy, any accident, explosion, fire, storm, earthquake, flood, drought, peril of sea, riot, embargo, war or foreign, federal, state or municipal order or directive issued by a court or other authorized official, seizure, requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event; provided, however, that no such Force Majeure circumstance or event shall excuse any failure or delay beyond a period exceeding ten (10) days from the date such performance would have been due but for such circumstance or event.

K.	Survival: All Articles of this Contract shall survive the termination of this Contract until all obligations between the parties have been finally settled provided that this shall not be construed to provide any additional underwriting exposure to the Reinsurer after the termination date of this Contract except as may be provided for in the Article entitled COMMENCEMENT AND TERMINATION.

L.	Counterparts: This Contract may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

M.	Affiliated Companies: Whenever the word “Company” is used in this Contract, such term shall mean each and all affiliated companies which are or may hereafter be under common control.

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N.	Several and Not Joint Obligations: The term “Reinsurer” shall refer to each Reinsurer participating severally and not jointly in this Contract. The subscribing Reinsurers’ Obligations under contracts of (re)insurance to which they subscribe are several and not joint and are limited solely to the extent of their individual subscriptions. The subscribing Reinsurers are not responsible for the subscriptions of any co-subscribing Reinsurer who for any reason does not satisfy all or part of its Obligations.

O.	“Company”: Whenever the word “Company” is used in this Contract, such term shall mean “Reinsured”, “Reassured” or whatever other term is used in the document to designate the reinsured company or companies.

P.	Notice – Multiple Cedents: For purposes of sending and receiving notices and payments required by this Contract other than in respect of the Articles entitled SERVICE OF SUIT and RESERVES herein, the reinsured company that is set forth first in the definition of “Company” is deemed the agent of all other reinsured companies referenced herein. In no event, however, shall any reinsured company be deemed the agent of another with respect to the terms of the Article entitled INSOLVENCY.

Q.	Singular/Plural Terms & Contra Proferentum: Whenever the content of this Contract requires the number of all words shall include the singular and the plural. Furthermore, this Contract shall be construed without regard to any presumption or other rule requiring construction against the party causing this Contract to be drafted.

R.	NAIC Property and Casualty Statement of Statutory Accounting Principles: As and to the extent required by NAIC Property and Casualty Statement of Statutory Accounting Principles 62(8)(d), the Company shall furnish the Reinsurers a periodic statement showing a report of the premium, the unearned premium, the total loss and loss expense ceded under this Contract, and such other information as may be required by regulatory authorities for completion of financial statements. Pursuant to any regulatory requirement to do so, the Reinsurer shall promptly notify the Company in writing within thirty (30) days of any change in its license status or rating status.

S.	“Run-Off Reinsurer”: Whenever the term “Run-Off Reinsurer” is used in this Contract, such term shall mean a Reinsurer that is no longer an “active reinsurance market.” A Reinsurer will no longer be an “active reinsurance market” if that Reinsurer becomes insolvent, is placed into liquidation or receivership or if the Reinsurer ceases all underwriting operations in the United States to the extent it no longer accepts new and renewal business.

ARTICLE 30

MODE OF EXECUTION

A.	This Contract may be executed by:

1.	an original written ink signature of paper documents;

2.	an exchange of facsimile copies showing the original written ink signature of paper documents; or

3.	electronic signature technology employing computer software and a digital signature or digitizer pen pad to capture a person’s handwritten signature in such a manner that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated.

B.	The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this Contract. This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

USN170000948/USN170000952/USN170002237	26	FINAL

ARTICLE 31

INTERMEDIARY

A.	JLT Re (North America) Inc. (“JLT Re”) is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through JLT Re, United Plaza, 30 South 17th Street, 17th Floor, Philadelphia, Pennsylvania 19103. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company. In acting as Intermediary for this Contract, the Intermediary shall (i) comply with all aspects of New York Regulation 98 and shall (ii) be entitled to withdraw funds in accordance with section 32.3(a)(3) of that Regulation including commissions, excise tax and interest received on its premium and loss accounts.

B.	Whenever notice is required within this Contract, such notice may be given by certified mail, registered mail, or overnight express mail. Notice shall be deemed to be given on the date received by the receiving party.

USN170000948/USN170000952/USN170002237	27	FINAL

NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE U.S.A. (BRMA 35A)

1. This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

2. Without in any way restricting the operation of paragraph 1 of this Clause, it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph 2 from the time specified in Clause III in this paragraph 2 shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision*

I.	It is agreed that the policy does not apply under any liability coverage,
to	(injury, sickness, disease, death or destruction

(bodily injury or property damage

with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

(a)	become effective on or after 1st May, 1960, or

(b) become effective before that date and contain the Limited Exclusion Provision set out above;

provided this paragraph 2 shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

3. Except for those classes of policies specified in Clause II of paragraph 2 and without in any way restricting the operation of paragraph 1 of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad), Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph 3, the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision*

It is agreed that the policy does not apply:

I.	Under any Liability Coverage, to (injury, sickness, disease, death or destruction

 (bodily injury or property damage

(a)	with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to (immediate medical or surgical relief

(first aid

to expenses incurred with respect

to	(bodily injury, sickness, disease or death

(bodily injury resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

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III.	Under any Liability Coverage, to (injury, sickness, disease, death or destruction
(bodily	injury or property damage

resulting from the hazardous properties of nuclear material, if

(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured, or (2) has been discharged or dispersed therefrom;

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)	the (injury, sickness, disease, death or destruction

(bodily injury or property damage

arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to

(injury to or destruction of property at such nuclear facility

(property damage to such nuclear facility and any property thereat.

IV.	As used in this endorsement:

“Hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material”, “special nuclear material”, and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material other than tailings or wastes produced by the extraction or concentration of uranium or thorium from any ore processed primarily for its source material content, and (2) resulting from the operation by any person or organization of any nuclear facility included under the first two paragraphs of the definition of nuclear facility; “nuclear facility” means:

(a) any nuclear reactor,

(b) any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c) any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d) any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste,

and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

(With respect to injury to or destruction of property, the word “injury” or “destruction”

(“property damage” includes all forms of radioactive contamination of property.

(includes all forms of radioactive contamination of property.

V.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph 3, whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph 3 shall not be applicable to:

(a) Garage and Automobile Policies issued by the Reassured on New York risks, or

(b) statutory liability insurance required under Chapter 90, General Laws of Massachusetts,

until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

4. Without in any way restricting the operation of paragraph 1 of this Clause, it is understood and agreed that paragraphs 2 and 3 above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.

*	NOTE: The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

USN170000948/USN170000952/USN170002237	2	FINAL

EXHIBIT “A” -

EXHIBIT A

ILLINOIS CASUALTY COMPANY

Rock Island, Illinois

Including any and/or all of the subsidiary or affiliate companies that are now or may hereafter come under the ownership, management, and/or control of the Company

(the “Company”)

WORKERS’ COMPENSATION FIRST EXCESS OF LOSS

REINSURANCE CONTRACT

(the “Contract”)

EFFECTIVE JANUARY 1, 2017

ARTICLE 3

REINSURANCE COVERAGE

Part One – COVERAGE

A.	With respect to a Loss Occurrence during the term of this Contract, the Reinsurers shall be liable to, indemnify and reinsure the Company for each and every Loss Occurrence, for one hundred percent (100%) of the Company’s excess Net Loss above an initial Net Loss to the Company of five hundred thousand dollars ($500,000) each and every Loss Occurrence; but the Reinsurers shall not be liable for more than five hundred thousand dollars ($500,000) of Net Loss for each and every Loss Occurrence.

ARTICLE 6

REINSURANCE PREMIUM

Part One – BASIC ANNUAL PREMIUM

A.	As reinsurance premium for the reinsurance provided hereunder, the Company shall pay the Reinsurers * percent (*%) of its Net Subject Earned Premium for the term of this Contract, subject to a minimum reinsurance premium of * dollars ($*).

B.	The Company shall pay the Reinsurers a deposit premium of * dollars ($*) in four (4) equal installments of * dollars ($*) on January 1, April 1, July 1, and October 1, 2017.

C.	As promptly as possible after the end of the Contract, but not later than ninety (90) days after the end of the term of this Contract, the Company shall provide a report to the Reinsurers setting forth the reinsurance premium due hereunder, computed in accordance with Paragraph A. of this Article, and if the reinsurance premium so computed is greater than the previously paid deposit premium, the balance shall be remitted by the Company with its report. If the reinsurance premium is less than the previously paid deposit premium, but greater than the minimum premium, the difference shall be remitted by the Reinsurers to the Company promptly, but not later than thirty (30) days of receiving the report. If the reinsurance premium is less than the minimum premium, no further adjustment shall be made.

D.	“Net Subject Earned Premium” as used in this Contract shall mean the gross earned premium of the Company for the Business Covered plus additions, less return premium for cancellations and reductions and after deduction of any reinsurance premium paid or payable for reinsurance that inures to the benefit of this Contract.

*	Confidential information has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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EXHIBIT “A” -

Part Two – CEDING COMMISSION

The Reinsurer shall allow the Company a fixed ceding commission of * percent (*%) of the Company’s Net Subject Earned Premium ceded to the Reinsurer hereunder during the term of the Contract. The Company shall allow the Reinsurer return commission on return premiums at the same rate.

*	Confidential information has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

USN170000948/USN170000952/USN170002237	2	FINAL

EXHIBIT “B” -

EXHIBIT B

ILLINOIS CASUALTY COMPANY (A MUTUAL INSURANCE COMPANY)

Rock Island, Illinois

Including any and/or all of the subsidiary or affiliate companies that are now or may hereafter come under the ownership, management, and/or control of the Company

(the “Company”)

WORKERS’ COMPENSATION SECOND EXCESS OF LOSS

REINSURANCE CONTRACT

(the “Contract”)

EFFECTIVE JANUARY 1, 2017

ARTICLE 3

REINSURANCE COVERAGE

Part One – COVERAGE

A.	With respect to a Loss Occurrence during the term of this Contract or any applicable period of Run-Off, the Reinsurers shall be liable to, indemnify and reinsure the Company for each and every Loss Occurrence, for one hundred percent (100%) of the Company’s excess Net Loss above an initial Net Loss to the Company of one million dollars ($1,000,000) each and every Loss Occurrence; but the Reinsurers shall not be liable for more than nine million dollars ($9,000,000) of Net Loss for each and every Loss Occurrence.

B.	Further, the liability of the Reinsurer for all losses hereunder during the term of this Contract as a result of Acts of Terrorism shall not exceed nine million dollars ($9,000,000).

C.	“Act of Terrorism” shall be defined as in the Company’s original Policies or, if not defined therein, shall mean the use of force or violence and/or the threat thereof committed for political, religious, or ideological purposes and with the intention to influence any government and/or to put the public, or section of the public, in fear.

D.	Any recoveries under Exhibit A, Workers’ Compensation First Excess of Loss Reinsurance Contract shall be disregarded for purposes of any recoveries under this Exhibit B, Workers’ Compensation Second Excess of Loss Reinsurance Contract.

ARTICLE 6

REINSURANCE PREMIUM

A.	As reinsurance premium for the reinsurance provided hereunder, the Company shall pay the Reinsurers * percent (*%) of its Net Subject Earned Premium for the term of this Contract, subject to a minimum reinsurance premium of * dollars ($*).

B.	The Company shall pay the Reinsurers a deposit premium of * dollars ($*) in four (4) equal installments of * dollars ($*) on January 1, April 1, July 1, and October 1, 2017.

*	Confidential information has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

USN170000948/USN170000952/USN170002237	1	FINAL

EXHIBIT “B” -

C.	As promptly as possible after the end of the Contract, but not later than ninety (90) days after the end of the term of this Contract, the Company shall provide a report to the Reinsurers setting forth the reinsurance premium due hereunder, computed in accordance with Paragraph A. of this Article, and if the reinsurance premium so computed is greater than the previously paid deposit premium, the balance shall be remitted by the Company with its report. If the reinsurance premium is less than the previously paid deposit premium, but greater than the minimum premium, the difference shall be remitted by the Reinsurers to the Company promptly, but not later than thirty (30) days of receiving the report. If the reinsurance premium is less than the minimum premium, no further adjustment shall be made.

D.	“Net Subject Earned Premium” as used in this Contract shall mean the gross earned premium of the Company for the Business Covered plus additions, less return premium for cancellations and reductions and after deduction of any reinsurance premium paid or payable for reinsurance that inures to the benefit of this Contract.

*	Confidential information has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

USN170000948/USN170000952/USN170002237	2	FINAL

EXHIBIT “C” -

EXHIBIT C

ILLINOIS CASUALTY COMPANY (A MUTUAL INSURANCE COMPANY)

Rock Island, Illinois

Including any and/or all of the subsidiary or affiliate companies that are now or may hereafter come under the ownership, management, and/or control of the Company

(the “Company”)

WORKERS’ COMPENSATION THIRD EXCESS OF LOSS

REINSURANCE CONTRACT

(the “Contract”)

EFFECTIVE JANUARY 1, 2017

ARTICLE 3

REINSURANCE COVERAGE

Part One – COVERAGE

A.	With respect to a Loss Occurrence during the term of this Contract or any applicable period of Run-Off, the Reinsurers shall be liable to, indemnify and reinsure the Company for each and every Loss Occurrence, for one hundred percent (100%) of the Company’s excess Net Loss above an initial Net Loss to the Company of fifteen million five hundred thousand dollars ($15,500,000) each and every Loss Occurrence; but the Reinsurers shall not be liable for more than ten million dollars ($10,000,000) of Net Loss for each and every Loss Occurrence.

B.	Further, the liability of the Reinsurer for all losses hereunder during the term of this Contract as a result of Acts of Terrorism shall not exceed ten million dollars ($10,000,000).

C.	“Act of Terrorism” shall be defined as in the Company’s original Policies or, if not defined therein, shall mean the use of force or violence and/or the threat thereof committed for political, religious, or ideological purposes and with the intention to influence any government and/or to put the public, or section of the public, in fear.

D.	The Maximum Amount any One Life can contribute to Net Loss from any one Loss Occurrence under this Contract shall be fifteen million dollars ($15,000,000), including any Extra-Contractual Obligations and Losses in Excess of Policy Limits, as defined in the Article entitled EXTRA-CONTRACTUAL OBLIGATIONS AND LOSSES IN EXCESS OF POLICY LIMITS.

E.	Any recoveries under Exhibit A, Workers’ Compensation First Excess of Loss Reinsurance Contract, Exhibit B, Workers’ Compensation Second Excess of Loss Reinsurance Contract and Casualty First Excess of Loss Reinsurance Contract (Risk Reference #USN170000946/USN170000919) shall be disregarded for purposes of any recoveries under this Exhibit C, Workers’ Compensation Third Excess of Loss Reinsurance Contract.

USN170000948/USN170000952/USN170002237	1	FINAL

EXHIBIT “C” -

ARTICLE 6

REINSURANCE PREMIUM

Part One – BASIC ANNUAL PREMIUM

A.	As reinsurance premium for the reinsurance provided hereunder, the Company shall pay the Reinsurers * percent (*%) of its Net Subject Earned Premium for the term of this Contract, subject to a minimum reinsurance premium of * dollars ($*).

B.	The Company shall pay the Reinsurers a deposit premium of * dollars ($*) in four (4) equal installments of * dollars ($*) on January 1, April 1, July 1, and October 1, 2017.

C.	As promptly as possible after the end of the Contract, but not later than ninety (90) days after the end of the term of this Contract, the Company shall provide a report to the Reinsurers setting forth the reinsurance premium due hereunder, computed in accordance with Paragraph A. of this Article, and if the reinsurance premium so computed is greater than the previously paid deposit premium, the balance shall be remitted by the Company with its report. If the reinsurance premium is less than the previously paid deposit premium, but greater than the minimum premium, the difference shall be remitted by the Reinsurers to the Company promptly, but not later than thirty (30) days of receiving the report. If the reinsurance premium is less than the minimum premium, no further adjustment shall be made.

D.	“Net Subject Earned Premium” as used in this Contract shall mean the gross earned premium of the Company for the Business Covered plus additions, less return premium for cancellations and reductions and after deduction of any reinsurance premium paid or payable for reinsurance that inures to the benefit of this Contract.

Part Two – REINSTATEMENT PREMIUM

A.	Each claim hereunder shall reduce the amount of the Reinsurers’ limit of liability from the time of the Loss Occurrence by the sum paid, but the sum so exhausted shall be reinstated immediately from the time of the Loss Occurrence.

B.	For each amount so reinstated, the Company shall pay an additional premium calculated by multiplying one hundred percent (100%) of the reinsurance premium earned by the Reinsurer hereon by the percentage that the amount reinstated bears to the limit (i.e., ten million dollars ($10,000,000)) of this Contract. Nevertheless, the liability of the Reinsurers shall never be more than ten million dollars ($10,000,000) for Net Loss in respect of any one Loss Occurrence, nor more than twenty million dollars ($20,000,000) in all for Net Loss in respect of all Loss Occurrences during the term of the Contract.

C.	A provisional statement of reinstatement premium due the Reinsurers shall be prepared by the Company and submitted to the Reinsurers as soon as practicable after payment of a claim hereunder. The provisional reinstatement premium shall be based on one hundred percent (100%) of the estimated reinsurance premium earned by the Reinsurer hereunder. The amount of reinstatement premium due Reinsurers shall be offset against the loss payment due the Company with only the net amount due to be remitted by the debtor party.

*	Confidential information has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

USN170000948/USN170000952/USN170002237	2	FINAL

EXHIBIT “C” -

D.	As promptly as possible after the reinsurance premium earned by the Reinsurer hereunder for the just completed coverage period has been finally determined, the Company shall prepare and submit to the Reinsurers a final statement of reinstatement premium due. Any reinstatement premium shown to be due the Reinsurers (less prior payments, if any) shall be remitted by the Company with its statement. Any return reinstatement premium shown to be due the Company shall be remitted by the Reinsurers as promptly as possible after receipt of the Company’s final statement.

USN170000948/USN170000952/USN170002237	3	FINAL